Exhibit 4.4

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE, dated as of December 19, 2006 (this “Third Supplemental Indenture”) among WPP Finance (UK), a private unlimited liability company organized and existing under the laws of England and Wales (the “Issuer”), WPP 2005 Limited (formerly known as WPP Group plc), a private limited liability company organized and existing under the laws of England and Wales (the “Company”), WPP Group plc (formerly known as WPP 2005 plc), a public limited company organized and existing under the laws of England and Wales (“WPP”), WPP Spangle, a private unlimited liability company organized and existing under the laws of England and Wales (“Spangle”) and Wilmington Trust Company, a Delaware banking corporation, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Issuer, the Company and the Trustee executed and delivered an Indenture, dated as of June 23, 2004 (as supplemented and amended, the “Indenture”), to provide for the issuance by the Issuer and the guarantee by the Company of debt securities to be issued in one or more series (the “Securities”);

WHEREAS, as of June 23, 2004, the Issuer, the Company and the Trustee executed and delivered a First Supplemental Indenture to create a series of Securities to be issuable under the Indenture and to be known as the Issuer’s “5.875% Notes due 2014”;

WHEREAS, as of June 27, 2006, the Issuer, the Company, WPP and Citibank, N.A. (the former trustee under the Indenture) executed and delivered a Second Supplemental Indenture to include WPP as a co-obligor of the Company’s obligations under the Indenture;

WHEREAS, on or after the date hereof, the Issuer will transfer substantially all of its assets to Spangle and the parties hereto desire to supplement Section 801 of the Indenture to allow for such transfer;

WHEREAS, in consideration of such transfer and pursuant to Article I of this Third Supplemental Indenture, Spangle will become a co-obligor, jointly and severally with the Company and WPP, with respect to the guarantee of the due and punctual payment of principal and interest under the Securities and the due and punctual payment of any sinking fund payments provided for pursuant to the terms of the Securities and the Indenture from and after the date hereof;

WHEREAS, pursuant to Section 901 of the Indenture, the Issuer, the Company, WPP and the Trustee may, without the consent of the Holders, enter into a supplement to the Indenture for the purpose of making a change to the Indenture that does not adversely affect the interests of the Holders of Securities of any series in any material respect;

WHEREAS, in connection with the execution and delivery of this Third Supplemental Indenture, the Trustee has received Opinions of Counsel as contemplated by Sections 102 and 903 of the Indenture;

WHEREAS, all other acts necessary to make this Third Supplemental Indenture a valid, binding and enforceable instrument, and all of the conditions and requirements set forth in the Indenture, have been performed and fulfilled and the execution and delivery of this Third Supplemental Indenture have been in all respects duly authorized.

NOW THEREFORE, the parties have executed and delivered this Third Supplemental Indenture, and each of the Issuer, the Company, Spangle, WPP and the Trustee hereby agrees for the other parties’ benefit, and for the equal and ratable benefit of the Holders, as follows:

ARTICLE I

SUPPLEMENTS

Section 1.01. AMENDMENT TO SECTION 801 OF INDENTURE. The first sentence of Section 801 of the Indenture is hereby deleted in its entirety and shall now read as follows:

“Neither the Issuer nor the Company may consolidate with or merge with or into any other Person or convey, transfer or lease all or substantially all of its properties and assets to any Person, other than the transfer by the Issuer of substantially all of its assets to Spangle, unless:”

Section 1.02. ADDITION OF SECTION 1013 TO INDENTURE. A new Section 1013 is hereby added to the Indenture as follows, effective as of the date hereof:

“SECTION 1013. Limitation on Indebtedness of Spangle.

Spangle shall not create, incur, assume, guarantee (except as set forth in this Indenture) or in any other manner become directly or indirectly liable for the payment of any Indebtedness.”

Section 1.03. ADDITION OF SECTION 1404. A new Section 1404 is hereby added to the Indenture as follows, effective as of the date hereof:

“Section 1404. Spangle Co-Obligation.

Spangle hereby agrees to be bound by, and to observe and perform, the terms of this Indenture as if all references in this Indenture and the Securities to the “Company” were to Spangle, WPP and the Company, jointly and severally.”

ARTICLE II

AUTHORITY

Section 2.01. AUTHORITY. Each of the Issuer, the Company, WPP and Spangle represents and warrants that it has been duly authorized under applicable law to execute, deliver and perform this Third Supplemental Indenture, and all corporate action on its part required for the execution, delivery and performance of this Third Supplemental Indenture by it has been duly and effectively taken.

ARTICLE III

MISCELLANEOUS

Section 3.01. CONSTRUCTION. All capitalized terms used herein without definition shall have the meanings specified in the Indenture.

Section 3.02. RELATION TO INDENTURE. The provisions of this Third Supplemental Indenture shall become effective as of the date hereof. This Third Supplemental Indenture and all the terms and provisions herein contained shall form a part of the Indenture as fully and with the same effect as if all such terms and provisions had been set forth in the Indenture and each and every term and condition contained in the Indenture shall apply to this Third Supplemental Indenture with the same force and effect as if the same were set forth in full in this Third Supplemental Indenture, with such omissions, variations and modifications thereof as may be appropriate to make each such term and condition consistent with this Third Supplemental Indenture. The Indenture is hereby ratified and confirmed and shall remain and continue in full force and effect in accordance with its terms and provisions, as supplemented and amended by this Third Supplemental Indenture and the Indenture and this Third Supplemental Indenture shall be read, taken and construed together as one instrument.

Section 3.03. COUNTERPARTS. This Third Supplemental Indenture may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

Section 3.04. GOVERNING LAW. This Third Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

[THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year first above written.

WPP FINANCE (UK)

By:	/S/ PAUL W.G. RICHARDSON
Name:	Paul W.G. Richardson
Title:	Director

WPP SPANGLE

By:	/S/ PAUL W.G. RICHARDSON
Name:	Paul W.G. Richardson
Title:	Director

WPP 2005 LIMITED

By:	/S/ PAUL W.G. RICHARDSON
Name:	Paul W.G. Richardson
Title:	Director

WPP GROUP plc

By:	/S/ PAUL W.G. RICHARDSON
Name:	Paul W.G. Richardson
Title:	Director

WILMINGTON TRUST COMPANY, as Trustee

By:	/S/ MICHAEL G. OLLER, JR.
Name:	Michael G. Oller, Jr.
Title:	Senior Financial Services Officer

4